Exhibit 14.1

NATURAL HEALTH TRENDS CORP.

WORLDWIDE CODE OF BUSINESS CONDUCT

(Revised as of February 11, 2015)

Dear Employees, Officers and Directors:

Natural Health Trends Corp. and its subsidiaries (the “Company”) are committed to conducting their business activities with honesty, integrity and fairness in accordance with the highest ethical standards. Similarly, the Company depends on you, its employees, officers and directors, to be committed to the highest standards of business ethics and personal performance. In all our business transactions, it is our paramount goal to gain and maintain the confidence of the public, our distributors, suppliers, shareholders and others with whom we come in contact. You are obligated and expected to uphold this high ethical standard in every business activity you conduct. Any actions that might raise questions about our business ethics are unacceptable.

This Worldwide Code of Business Conduct has been created to provide a written guide for all of us to the principles and standards of conduct by which we at the Company conduct our business. We do not expect you to become a legal expert as a result of reading this Code. However, we do expect you to comply with the Code, to be generally aware of certain laws and regulations and to recognize sensitive issues. Most importantly, we expect you to ask questions and seek advice. Remember: It is always better to ask questions first to avoid problems later.

To help all of us comply with this Code, our Board of Directors has designated our Chief Financial Officer to perform the duties of the Company’s “chief compliance officer.” Any questions of applicability or interpretation should be addressed to this person at 972-241-4080 or compliance@nhtglobal.com.

This Code’s purpose is guidance. Please read it carefully and keep it continually in mind. If a situation arises, ever, whether it involves you directly, indirectly, or even not at all, which raises a question in your mind as to ethical or legal compliance, it is your obligation to communicate this to the appropriate Company personnel. Speak with your supervisor or, better yet, directly to the chief compliance officer.

Thank you for your cooperation. Our mutual commitment to the principles of ethical business conduct is an essential element to our success.

Sincerely,

/s/ Chris T. Sharng

Chris T. Sharng

President

TABLE OF CONTENTS

I.	Compliance		1

II.	Legal Matters		1

	A.	Compliance With Laws Generally	1

	B.	Antitrust and Competition Laws	2

	C.	Securities Trading and Non-Public Information	3

	D.	The Foreign Corrupt Practices Act	4

III.	Information and Technology Management		5

	A.	Protection of Proprietary Information	5

	B.	Electronic Communications Policy	5

	C.	Social Media	5

IV.	Finance and Accounting		6

	A.	Accuracy of Company Records	6

	B.	Authorization Systems	6

V.	Public Reporting		6

VI.	Conflicts of Interest		7

VII.	Where to Find More Information		7

VIII.	How to Report Violations		8

IX.	Waivers		8

X.	Acknowledgement of Receipt		8

I.	Compliance

Compliance with this Worldwide Code of Business Conduct (“Code”) is required of everyone who acts on behalf of Natural Health Trends Corp. or one of its subsidiaries (together, the “Company” or “Natural Health Trends Corp.”). That includes the Company’s directors, chief executive officer, chief financial officer, principal accounting officer or controller, and all other officers and employees of the Company. Anyone who violates our Code will be acting outside the scope of his or her employment (or agency) and will be subject to disciplinary action, up to and including termination of employment. Our Chief Financial Officer has been designated by the Board of Directors (the “Board”) to perform the duties of the Company’s chief compliance officer (the “chief compliance officer”) and oversee compliance with our Code and its policies and procedures. Any questions of applicability or interpretation should be addressed to this person at 972-241-4080 or compliance@nhtglobal.com.

If at any time you have an ethical concern or become aware of any conduct that violates -- or may violate -- our high ethical standards or any company policy, you should report such concern or conduct to your supervisor or to the chief compliance officer. See the section entitled “How To Report Violations” in Section VIII of this Code for more detail.

Each director, officer and employee will be asked to complete and submit an “Acknowledgment of Receipt” that you have received and read a copy of the Code and agree to comply with its requirements.

II.	Legal Matters

A.	Compliance With Laws Generally

The Company, and its directors, officers and employees, will abide by the letter and the spirit of all applicable laws and regulations, and will act in such a manner that the full disclosure of all facts related to any activity will always reflect favorably upon the Company.

The international business operations of Natural Health Trends Corp. may encounter local laws, customs and social standards that differ widely from U.S. practice. It is Company policy to abide by the national and local laws of the countries and markets in which we operate, unless prohibited by U.S. law. When local customs and business or social practices vary from the standards contained in this Code, it is permissible to conform to local customs and practices when necessary for the proper conduct of the Company’s business provided that it does not violate U.S. law, such as the Foreign Corrupt Practices Act (discussed below) and when approved by the chief compliance officer.

B.	Antitrust and Competition Laws

Antitrust laws in the United States are designed to preserve and foster fair and honest competition within the free enterprise system. To accomplish this goal, the language of these laws is deliberately broad, prohibiting such activities as “unfair methods of competition” and agreements “in restraint of trade.” Such language gives enforcement agencies the right to examine many different business activities to judge their effect on competition.

The Company requires us to comply with the U.S. antitrust laws. The failure to do so can result in severe penalties for both the individuals involved and the Company

Outside of the United States, many countries and the European Union have competition laws that are similar to the U.S. antitrust laws. The Company also requires strict compliance with these laws.

There are two areas in which antitrust or competition violations most frequently occur -- relations with competitors and relations with customers and suppliers.

1.	Relations with Competitors

The greatest danger for violations of the antitrust/competition laws rests in contacts with competitors. It is illegal to have an understanding with a competitor, expressed or implied, written or oral, that improperly restricts competition or interferes with the ability of the free market system to function properly.

A formal agreement with a competitor is not needed to prove a violation of the antitrust laws. A general discussion followed by common action often is enough to show that an agreement exists. In an investigation, every communication, written or oral, is subject to extreme scrutiny.

Communications with competitors should be avoided unless they concern a true customer-supplier relationship, other legitimate business ventures or permitted trade association activities. You must not engage in any communications with competitors that could result, or even appear to result, in price-fixing, allocation of customers or markets, boycotts, or production limits.

The antitrust laws do recognize, however, your need to be aware of market conditions, and you may discuss these with customers, suppliers, retailers, wholesalers and brokers, if they are not your competitors.

2.	Relations with Customers and Suppliers

Generally speaking, a company has an unrestricted right to choose its customers and suppliers. However, a company may not improperly restrict a distributor’s freedom to establish its own prices or terms of resale. With respect to suppliers, we must avoid any agreement that sets the minimum price of resale by Natural Health Trends Corp. You should also avoid discussions with customers or distributors regarding Natural Health Trends Corp.’s supplying other customers or distributors or the prices charged to them.

If you have any questions about a specific business activity, consult with our chief compliance officer. Remember that we want you to ask questions.

C.	Securities Trading and Non-Public Information

In the normal course of business, you may have access to information that would affect the value of the stock or other securities of the Company or another company. Until this information is publicly disclosed, it is considered material non-public information and must be kept confidential. Acting on this information for personal gain or disclosing it to anyone else before it has been released to the public violates federal law and Company policy.

Information is material if it would influence a reasonable person’s decision to buy, sell or hold a company’s stock or other securities. It includes, among other things, information about revenue, earnings, major contracts, possible dividend changes, as well as stock splits, new stock or bond offerings, significant acquisitions or divestitures, and major changes in management, corporate structure or policy. You may not trade while possessing this information, or disclose it to anyone else, including relatives, friends, co-workers or stockbrokers, until the information has been released publicly and the public has had time to react to the information.

Trading while in possession of material non-public information creates an unfair advantage over investors who do not have access to this information. Federal securities laws are designed to protect the investing public by prohibiting anyone with access to material non-public information from exploiting this advantage. Penalties for violations are severe and include criminal fines and imprisonment, payment to damaged investors of any profits made from trading on the information, and payment of civil penalties of up to three times the amount of profits made or losses avoided. In addition, the Company may be penalized for violations by its directors, officers and employees.

Although the nature of their duties means that some directors, officers and employees have greater access to non-public information than others do, the rules apply to anyone who has direct or indirect access to material non-public information. This includes everyone from officers and directors to secretaries who may type confidential memoranda or technical personnel who may work on new projects.

The following guidelines are intended to help you comply with the rules regarding non-public information:

i)	Material non-public information should be shared only with Company employees whose jobs require them to have the information.

ii)	Do not disclose sensitive or non-public information to anyone who is not an employee of the Company The Company has standard procedures for the release of information to the public.

iii)

You should not buy or sell stock or other securities of Natural Health Trends Corp. or another company, or direct someone else to buy or sell these for you, when you possess material information about Natural Health Trends Corp. or such other company that has not been made public. After it has been made public, you cannot act on the information until the public has had time to react to the information.

Please refer to Natural Health Trend Corp.’s Insider Trading Policy for additional information, as well as the Company’s Blackout Period Policy that prohibits certain Company insiders from trading during regular blackout periods and special blackout periods, and also imposes special reporting obligation for such insiders.

iv)

You should immediately notify the chief compliance officer, if you believe that you or anyone else has disclosed, even inadvertently, sensitive or non-public information relating to the Company to anyone who is not an employee of the Company See the section entitled “How To Report Violations” in Section VIII of this Code for more detail.

D.	The Foreign Corrupt Practices Act

It is a Federal offense under the Foreign Corrupt Practices Act (“FCPA”) to offer, pay, promise, or authorize the payment of anything of value to any foreign government official, political party, or candidate for political office, for the purpose of influencing an act or decision to obtain, retain or direct business or securing any improper advantage. “Anything of value” includes money, debt forgiveness, gifts, entertainment and other goods or services of value. The FCPA applies to U.S. individuals, companies and businesses, including their controlled international subsidiaries. Any director, officer or employee of the Company, or any stockholder acting on behalf of the Company, who is convicted of violating the FCPA is subject to substantial fines and/or imprisonment. In addition, the Company may also be subject to substantial fines.

Any employee of Natural Health Trends Corp. who thinks a transaction may be illegal under the FCPA must report this to the chief compliance officer. See the section entitled “How To Report Violations” in Section VIII of this Code for more detail. All appropriate persons, including the reporting individual, will be informed as to how the issue is resolved. If the review procedure results in a favorable decision, the transaction may proceed.

III.	Information and Technology Management

A.	Protection of Proprietary Information

All Company employees must respect the proprietary information and trade secrets of our distributors and suppliers. New employees are not to divulge or use the proprietary information of their former employers. Company employees should not disclose any proprietary information of distributors or suppliers unless the release or disclosure is properly authorized by the individual or firm owning the information.

B.	Electronic Communications Policy

All Company-provided equipment, software and communication systems, including without limitation voice mail, e-mail, Internet, file folders and personal computer systems, are the property of the Company and as such are provided to employees for business purposes only. The review, transmission, retrieval or storage of offensive, obscene or other inappropriate material via the Company’s computing and communications systems, including the Internet and electronic mail, is strictly prohibited. The use of Company e-mail to send offensive or inappropriate statements, make solicitations, or divulge confidential information is also prohibited.

All communications made via the Company’s property are considered records and property of the Company. Natural Health Trends Corp. reserves the right, in compliance with applicable laws, to monitor, access, copy, modify, disclose or delete the contents of messages sent or received over its systems, including Internet points of contact.

C.	Social Media

When you participate in social media networking sites, such as Twitter, Facebook and blogs, you’re representing yourself as well as the Company. While the Company doesn’t restrict your activities on social media networking sites, your use of social media can pose risks to the Company and the Company’s confidential information, intellectual property, reputation and brand. Your social media use also can run afoul of applicable laws and regulations.

To minimize the business and legal risks associated with your social media use, and to ensure that you use social networking sites for appropriate business purposes, you should, among other responsible behaviors:

●	Maintain confidentiality regarding the Company, our suppliers and the work that we do with them
●	Be respectful and use common sense

●	Abide by laws that restrict online content
●

Identify yourself – when you post to personal networking sites and speak about your job or the Company generally, identify yourself as a Company employee and use a disclaimer that states that your views do not reflect the views of the Company (e.g., “The opinions expressed on this site are my own and do not necessarily represent the views of the Company”).

IV.	Finance and Accounting

A.	Accuracy of Company Records

Natural Health Trends Corp. business transactions worldwide must be properly authorized and be completely and accurately recorded in the Company’s books and records in accordance with generally accepted accounting practice and established Company financial policies and procedures. Budget proposals and economic evaluations must fairly represent all information relevant to the decision being requested or recommended. No false, artificial or misleading entries in the books and records of the Company, domestic or foreign, shall be made for any reason and no employee shall engage in any arrangement that results in such prohibited acts. The retention or proper disposal of Company records shall be in accordance with established Natural Health Trends Corp. financial policies and applicable statutory and legal requirements.

B.	Authorization Systems

The Company has established a financial approval system that defines and limits the authority of employees to commit or obligate the Company with respect to any agreement or transaction that has financial consequences. The finance department maintains and monitors compliance with the system. You are required to understand your financial approval authority and to ensure that you do not exceed your authority.

V.	Public Reporting

As a public company, the Company files reports and other documents with the Securities and Exchange Commission (“SEC”) and the stock exchange on which our securities trade. The Company also issues press releases and makes other public statements that include financial and other information about our business, financial condition and results of operations. The Company endeavors to make full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in press releases and public communications.

The Company requires cooperation and open communication with its internal accounting staff and outside auditors. It is illegal to take any action to fraudulently influence, coerce, manipulate or mislead any internal accounting staff or external auditor engaged in the performance of an audit of the Company’s financial statements.

The laws and regulations applicable to filings made with the SEC, including those applicable to accounting matters, are complex. While the ultimate responsibility for the information included in these reports rests with senior management, numerous other employees participate in the preparation of these reports or provide information included in these reports. The Company maintains disclosure controls and procedures to ensure that the information included in the reports that are filed with, or submit to, the SEC is collected and communicated to senior management in order to permit timely disclosure of the required information.

If you are requested to provide, review or certify information in connection with applicable disclosure controls and procedures, you must provide the requested information or otherwise respond in a full, accurate and timely manner. Moreover, even in the absence of a specific request, you should report any significant information that you believe should be considered for disclosure in our reports to the SEC to your supervisor or a more senior manager.

If you have questions or are uncertain as to how applicable disclosure controls and procedures may apply in a specific circumstance, promptly contact your supervisor or a more senior manager. You are encouraged to ask questions and seek advice. Additional information regarding how to report your questions or concerns (including on a confidential, anonymous basis) is included below in this Code in Section VIII under the heading “How to Report Violations.”

VI.	Conflicts of Interest

Each employee, officer and director of the Company must conduct the business affairs of the Company in the best interests of the Company and should therefore avoid situations where their private interests interfere in any way with the Company’s interests. We need to be especially sensitive to situations that have even the appearance of impropriety and promptly report them to a supervisor, or if appropriate, a more senior manager. If you believe that a transaction, relationship or other circumstance creates or may create a conflict of interest, you should promptly report this concern. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board or a committee of the Board. As further described below, any waiver of this conflict of interest policy for a director or executive officer must be approved in writing by our Board, and any such waiver should be disclosed as required in a report filed with the SEC within four days of the waiver.

VII.	Where to Find More Information

This Code is a summarized version of many policies and laws and does not cover all situations. Any questions of applicability or interpretation should be addressed to the chief compliance officer at 972-241-4080 or compliance@nhtglobal.com.

VIII.	How to Report Violations

It is each employee’s personal and professional responsibility to promptly bring violations or suspected violations of the Code to the attention of their supervisor or to the chief compliance officer. To report conduct you suspect to be illegal or unethical or in violation of any Code policy, talk to your supervisor or the chief compliance officer. You may contact the chief compliance officer in any of the following ways:

Telephone: 972-241-4080

E-mail: compliance@nhtglobal.com

Mail:     Company Headquarters in Dallas, Texas, USA (see address on-line at http://naturalhealthtrendscorp.com/contact.asp?Nav=com)

If you would like to report a violation or suspected violation that involves the chief compliance officer, please send your report by e-mail directly to the Chairman of the Audit Committee of the Board at audit.chair@nhtglobal.com or by mail to Chairman of the Audit Committee of the Board at the Company’s Headquarters.

The Company encourages its employees to promptly report or question any conduct that may violate the company’s ethical standards. Therefore, no employee will suffer any retribution in connection with any good faith reporting, and your identity will not be disclosed without your permission.

IX.	Waivers

Only the Company’s Board may waive a provision of this Code for our executive officers or directors, and any waiver should be disclosed as required in a report filed with the SEC within four business days after the waiver. Waivers of this Code for any other employee may be made only by the chief compliance officer, and then only under special circumstances.

X.	Acknowledgement of Receipt

The following page contains the Acknowledgement of Receipt form that you should read, sign and return to the attention of chief compliance officer at the Company’s Headquarters in Dallas, Texas, USA (see address on-line at http://naturalhealthtrendscorp.com/contact.asp?Nav=com).

Natural Health Trends Corp. and Subsidiaries (“NHTC”)

Acknowledgement of Receipt

of Worldwide Code of Business Conduct

By signing below, I acknowledge and understand that as an employee of NHTC, it is my responsibility to read the Worldwide Code of Business Conduct (the “Code”) and familiarize myself with the information contained in it. I understand that the Code will be periodically updated and revisions and amendments will be made available to all employees via e-mail. A current version of the Worldwide Code of Business Conduct will be available on the Company’s website. I understand that it is my responsibility to comply with the policies contained in the Code and any revisions to it and that I should consult my supervisor or the chief compliance officer concerning any questions I may have about the Code.

I further understand that the Code supersedes any previously issued policies or procedures. I understand that the policies and procedures described in the Code are subject to change at the sole discretion of NHTC at any time.

Employee’s Signature	Date

Employee’s Printed Name

PLEASE REMOVE THIS PAGE, SIGN IT AND RETURN IT TO:

Chief Compliance Officer

Natural Health Trends Corp.

Email: compliance@nhtglobal.com

You may also mail it to the Chief Compliance Officer at the Company’s Headquarters in Dallas, Texas (see address on-line at http://naturalhealthtrendscorp.com/contact.asp?Nav=com)